August 6, 2012

ADVISORS SERIES TRUST

615 E. Michigan Street
Milwaukee, WI  53202

Re:	Advisors Series Trust: TacticalShares Dynamic Allocation Fund

Gentlemen:

We have acted as counsel to Advisors Series Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Post-Effective Amendment No. 444 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Amendment”) relating to the issuance by the Trust of an indefinite number of $0.01 par value shares of beneficial interest (the “Shares”) in respect of the TacticalShares Dynamic Allocation Fund, a series of the Trust (the “Fund”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  We have based our opinion on our review of the following:

(a)   the Trust’s Certificate of Trust (the “Certificate of Trust”) as filed with the Delaware Secretary of State on October 3, 1996, and the amendment thereto filed with the Delaware Secretary of State on April 3, 2001, certified to us by an officer of the Trust as being a true and correct copy of the Certificate of Trust and in effect on the date hereof;

(b)   the Trust’s Agreement and Declaration of Trust dated October 3, 1996 (the “Declaration of Trust”), certified to us by an officer of the Trust as being a true and correct copy of the Declaration of Trust and in effect on the date hereof;

(c)   the Trust’s Bylaws (the “Bylaws”) certified to us by an officer of the Trust as being a true and correct copy of the Bylaws and in effect on the date hereof;

(d)   resolutions of the Trust’s Board of Trustees adopted on May 3, 2012, authorizing the establishment of the Fund and the approval of the post-effective amendment filing, and on June 11-12, 2012, authorizing the issuance of the Shares, certified to us by an officer of the Trust as being true and complete and in full force and effect through the date hereof;

Paul Hastings LLP	75 East 55th Street T: 1.212.318.6000	New York, NY 10022 www.paulhastings.com
LEGAL_US_W # 72308130.1

Advisors Series Trust
August 6, 2012

(e)   a copy of the Amendment as filed with the Securities and Exchange Commission on Form N-1A; and

(f)   a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware as reflected in Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Act”) and reported judicial decisions interpreting that law.  We are not licensed to practice law in the State of Delaware.  We express no opinion as to the applicability or effect of the law of any jurisdiction other than that of the United States of America and the Delaware Statutory Trust Act, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be sold for consideration at their net asset value on the date of their issuance in accordance with statements in the Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares issued by the Fund will be actually received by the Fund, and (iii) all applicable securities laws will be complied with and the Amendment with respect to the offering of Shares will be effective, then it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable by the Trust.

This opinion is rendered solely for the benefit of the Trust and its shareholders in connection with the Amendment on Form N-1A with respect to the Fund and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without our prior written consent.  We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference of our firm as Legal Counsel in the Amendment, and (ii) the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Paul Hastings LLP
PAUL HASTINGS LLP

Paul Hastings LLP	75 East 55th Street T: 1.212.318.6000	New York, NY 10022 www.paulhastings.com
LEGAL_US_W # 72308130.1